Exhibit 99.1

NASDAQ GRANTS DAYSTAR EXCEPTION FROM PURSUING SHAREHOLDER APPROVAL OF RECENT FINANCING AND RESTRUCTURING

Halfmoon, NY – (PR Newswire) – February 6, 2007 – DayStar Technologies, Inc. (NASDAQ: DSTI), a developer and manufacturer of innovative CIGS Photovoltaic Foil™ products, today announced that it received written notification from the Nasdaq Stock Market granting the Company’s request for an exemption to forgo a stockholder vote on the issuance of new securities in connection with its previously announced restructuring of an outstanding convertible note and a private placement of common stock.

Dr. Stephan DeLuca, Chief Executive Officer of DayStar, stated, “We are pleased that the Nasdaq has agreed to grant this exemption, as it marks an important step forward in the process of restoring DayStar to sound financial footing.”

Pursuant to the terms of the restructuring, the note was sold by the original note holder (the “Original Note Holder”) to a buyer (the “Buyer”) who agreed that the Company could defer payments of interest and principal on the Note for a period of thirty days. In addition, the Company agreed to issue 825,181 shares of common stock (the “Common Stock”) to the Original Note Holder in full payment of outstanding principal and interest. The Company and the Buyer also entered into an agreement that provides that the Note will automatically convert, subject to certain conditions, into that number of shares of Common Stock equal to the sum of the aggregate amount of accrued but unpaid principal and interest then due under the Note divided by $2.00. The Company also agreed to issue a Class A Warrant (the “Warrant”) to the Original Note Holder to purchase, upon exercise, an additional 317,394 shares of the Company’s Common Stock, at a price of $2.00 per share. Concurrently with the debt restructuring, the Company also entered into a Securities Purchase Agreement with several new investors (the “New Investors”), whereby the Company will sell 2,500,000 shares of Common Stock at a price of $2.00 per share. For a more detailed description of these transactions, please see the Company’s current report on form 8-K as filed with the Securities Exchange Commission on January 25, 2007.

On February 5, 2007, DayStar mailed a letter to its shareholders that states:

“Since the aggregate number of shares of common stock issuable upon conversion of the Note, exercise of the Warrant, and in the private placement, exceeds 20% of the Company’s outstanding common stock, shareholder approval pursuant to Marketplace Rule 4350 (i)(1)(D)(i) would normally be required. An exception to the shareholder approval requirement may be granted by Nasdaq when (1) the delay in securing shareholder approval would seriously jeopardize the financial viability of a company and (2) the exception is approved by the Company’s Audit Committee of its Board of Directors. The Company’s Audit Committee approved the use of the exception in connection with the restructuring and the private placement and the Company has requested and been granted an exception by Nasdaq.

“The closing of the transactions described above can take place no earlier than ten days after the mailing of this letter to the Company’s stockholders describing the transactions and alerting them of the omission to seek shareholder approval that would otherwise be required.

“Nasdaq’s waiver of the shareholder approval rules applies only to the transactions discussed above. As we have noted in the past, we will need to raise substantial additional capital in order to fully develop, implement and commercialize our Gen III™ process. In the event any future issuance of the Company’s securities requires shareholder approval under Nasdaq’s rules, we will be required to seek and obtain such approval prior to the issuance of such securities.”

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is an emerging leader in low cost, high efficiency Photovoltaic Foil™ that converts sunlight into energy. The Company manufactures CIGS solar cells, which are deposited on flexible metal foils using production processes adapted from computer component manufacturing. As an alternative to wafer-silicon solar cells, DayStar believes the unique combination of its CIGS solar cell design coupled with proprietary manufacturing processes on flexible metal substrates could substantially lower costs and remove deployment barriers currently limiting large adoption of solar energy. For more information on the Company, please visit http://www.daystartech.com.

Safe Harbor Statement

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future, “ “plan” or “planned, “ “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements, including statements concerning the Company’s beliefs regarding its ability to meet its financial needs, are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including risks that our products may not achieve customer acceptance or that they will not perform as expected, and other risks identified in our annual report on Form 10-KSB and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and DayStar Technologies Inc. undertakes no obligation to update such statements.

FOR MEDIA RELATIONS INQUIRIES, PLEASE CONTACT

Erica Dart, DayStar Technologies, Inc.

518-383-4600 ext. 419 or via email edart@daystartech.com

FOR INVESTOR RELATIONS INFORMATION, PLEASE CONTACT

Daniel Conway, Chief Strategist, Elite Financial Communications Group

407-585-1080 or via email dsti@efcg.net